Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings For Third
Quarter and First Nine Months of Fiscal 2003

    INDIANAPOLIS--(BUSINESS WIRE)--Sept. 15, 2003--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for its third quarter and nine months ended August 31, 2003. This marks Cohesant's 10th consecutive quarter of record earnings.
    Net income for the quarter was $439,347, an increase of 11.0% over the $395,704 reported in the previous year period. On a fully diluted per share basis, net income was $.17 in the current quarter compared to $.15 last year. The Company's net sales for the third quarter of fiscal 2003 increased 6.5% to $4,570,128 from $4,289,209 for the same period last year.
    For the first nine months of fiscal 2003, net income was $998,972, an increase of 10.3% over the $905,622 reported in the previous year period. On a fully diluted per share basis, net income was $.39 in the current period compared to $.35 last year. The Company's net sales for the first nine months of fiscal 2003 increased 1.4% to $12,526,006 from $12,356,962 for the same period last year.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "I am happy to report our sales have resumed an upward trend and our earnings growth continues. Sales of Coatings and Grouts increased over 2% for the quarter and are up over 3% for the first nine months of the year. Equipment and parts sales were up over 8% for the quarter and up almost 1% for the first nine months ended August 31, 2003.
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven line of high-performance coating systems as well as AquataPoxy and AquataFlex. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.
    (Table follows)



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                                            Three Months  Three Months
                                                Ended         Ended
                                               August 31,   August 31,
                                                  2003         2002
----------------------------------------------------------------------
Net sales                                      $4,570,128  $4,289,209

Income before income taxes                        688,261     613,389

Net income                                       $439,347    $395,704

Net income per share
   Basic                                            $0.17       $0.16
   Diluted                                          $0.17       $0.15

Average number of common
shares outstanding:
   Basic                                        2,578,865   2,551,433
   Diluted                                      2,599,907   2,619,575

----------------------------------------------------------------------
                                              Nine Months Nine Months
                                                 Ended       Ended
                                                August 31,  August 31,
                                                  2003        2002
----------------------------------------------------------------------
Net sales                                     $12,526,006 $12,356,962

Income before income taxes                      1,565,491   1,402,954

Net income                                       $998,972    $905,622

Net income per share
   Basic                                            $0.39       $0.36
   Diluted                                          $0.39       $0.35
Average number of common
shares outstanding
   Basic                                        2,574,864   2,545,856
   Diluted                                      2,594,638   2,616,163


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-875-5592